Transuite.Org Inc. （TRSO）Signed Letter of Intent for Proposed Acquisition of Goldfinch Group Co., Limited, and Announce Partnership to Build Global Leader in AI + Web3.0 Intelligent Device Asset Management

Las Vegas, NV – May 28, 2025 — Transuite.Org Inc. (OTCQB: TRSO), a U.S. publicly traded company, today announced the execution of Letter of Intent to acquire the Hong Kong-based Goldfinch Group Co., Limited ("Goldfinch"). The proposed equity acquisition combine TRSO's expertise in AI-powered business solutions with Goldfinch's leading Web3.0 and Intelligent device asset management (RWA) technologies to create a next-generation, AI-driven global digital asset management platform.

Powerful Synergies Through Complementary Strengths
TRSO is an innovative company specializing in AI-powered business solutions, with an experienced international management team and proven success in technology commercialization. The company is committed to empowering enterprise digital transformation through AI, with solutions serving clients across multiple industries.

Goldfinch is China’s premier innovator in AI+Web3.0 intelligent device asset management (RWA) platform, having developed the proprietary 5S service bases Intelligent Service Platform (encompassing SaaS, BaaS, MaaS, IaaS and LaaS) that provides end-to-end lifecycle solutions for intelligent device asset management. With over 100 core technologies, established a decentralized，trusted, controllable, and closed-loop RWA asset management platform through independently developed Trusted on-chain software base,Controllable on-chain hardware base, AI large model intelligent operation and maintenance system base, and Closed-loop operation ecological products. The company is managed and operated by excellent international team with over a decade of experience in AI, Web 3.0, Blockchain, IOT, Finance and capital markets , leading the company to serve hundreds of millions of intelligent devices, benefiting and facilitating the general public, businesses and investors.

Strategic Alignment to Enhance Shareholder Value
The acquisition will create deep integration of technologies, markets and resources:

TRSO will gain access to Goldfinch's advanced Web3.0 technologies and Asian market channels;

Goldfinch will accelerate its global expansion through TRSO's international platform；

The combined R&D teams will co-develop next-generation AI-powered digital asset management solutions；

The merged entity is expected to achieve significantly enhanced valuation and liquidity.

"Goldfinch's innovative technologies perfectly complement TRSO's strategic direction," said Rose Fan, CEO of TRSO. "We believe this partnership will create long-term value for shareholders of both companies while strengthening our competitive position in the global digital economy."

"Collaborating with TRSO represents a major milestone in Goldfinch's globalization strategy," added Albert Song, CEO of Goldfinch. "Together we will build a stronger, more innovative technology platform to deliver superior services to customers worldwide."

The parties agree to use their good faith best efforts to finalize transaction details and enter into the definitive documentation as soon as possible before the end of 2025. The partnership remains subject to customary closing conditions including satisfactory due diligence and board approvals.

Forward-Looking Statements
This press release contains forward-looking statements. Actual results may differ materially due to various risks and uncertainties. Investors should review risk factors in TRSO's SEC filings.